EXHIBIT 10.1

AMENDMENT NO. 1 TO SEPARATION AGREEMENT AND GENERAL RELEASE

This Amendment No. 1 to Separation Agreement and General Release (“Amendment”) is entered into and made effective as of May 14, 2023 by and between Luis Merchan (hereinafter referred to as “Merchan”), Flora Growth Management Corp. (“Flora Management”) and Flora Growth Corp. (“Flora Growth” and together with Flora Management, hereinafter referred to as “Company”). Merchan and Company are collectively referred to as the “Parties” and singularly referred to as “Party.”

RECITALS

WHEREAS, Merchan, Flora Management and Flora Growth are parties to that certain Separation Agreement and General Release entered into on April 12, 2023 and effective on April 20, 2023 (the “Agreement”); and

WHEREAS, The parties have determined that it is in their mutual best interests to amend certain provisions contained in the Agreement. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement

NOW, THEREFORE, in consideration of the promises, the performance of the covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties to this Agreement hereby represent, warrant, consent, and agree as follows:

1. Severance Pay. Section 2B of the Agreement is hereby deleted in its entirety and replaced with the following:

“B Severance Pay. As full and complete satisfaction of any and all amounts owed or that may be owed to Merchan by the Company, the Company shall deliver to Merchan, $199,900 (the “Cash Payment”), payable in five monthly installments as follows:

Date	Amount

June 1, 2023	$48,125

July 1, 2023	$48,125

August 1, 2023	$48,125

September 1, 2023	$48,125

October 1, 2023	$7,400

The Cash Payment is net of applicable taxes withheld by the Company and shall be deposited into an escrow account for the benefit of Merchan and delivered to him in the manner set forth above. In the event the Company shall close a debt financing in which the Company receives gross proceeds of $5.0 million or more, then any remaining installments of the Cash Payment shall be accelerated and delivered to Merchan within three (3) business days.”

Merchan expressly acknowledges and confirms that as of the date of this Amendment, he has previously received (i) the sum of $48,125, less applicable taxes and (ii) 1,600,000 newly issued shares of Flora Growth common shares (the “Share Payment”).

2. Taxes. A new Section 25 is hereby added to the Agreement as follows:

“25 Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law. In addition, on or before October 26, 2023, the date on which Merchan will become subject to income and employment taxes on the Share Payment, Merchan will deliver to the Company cash equal to the amount of income and employment taxes required to be withheld on that date with respect to the Share Payment. If Merchan fails to timely make this cash payment to the Company, Merchan expressly grants Flora Growth the right to withhold such number of common shares equal to twenty two percent (22%) of the common shares (the “Clawback Shares”) comprising the Share Payment, to satisfy the amount of income and employment taxes required to be withheld by the Company. To facilitate the potential withholding of the Clawback Shares, Merchan expressly authorizes Flora Growth to instruct it’s transfer agent to add a restrictive legend to the DRS statement evidencing the common shares issued as the Share Payment, stating that twenty-two (22%) of such shares are subject to the terms of this Agreement and may only be delivered to Merchan upon his satisfaction of Section 25 of the Agreement. Merchan acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement.

3. No other Amendments. The Parties expressly acknowledge and agree that except as specifically set forth in this Amendment, the Agreement, including Merchan’s general release and waiver of all claims, shall remain unmodified and in full force and effect.

4. Counterparts. This Agreement may be executed by email via scanned PDF and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute the same agreement.

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IN WITNESS WHEREOF, the Parties hereto have knowingly and voluntarily executed this Amendment on May 14, 2023.

FLORA GROWTH MANAGEMENT CORP.

By:	/s/ Hussein Rakine
Name:	Hussein Rakine
Title:	CEO

FLORA GROWTH CORP.

By:	/s/ Hussein Rakine
Name:	Hussein Rakine
Title:	CEO

/s/ Luis Merchan
LUIS MERCHAN

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